Exhibit 99.1

SORRENTO ANNOUNCES STRATEGIC INVESTMENT BY AND COLLABORATION WITH NANTWORKS FOUNDER DR. PATRICK SOON-SHIONG FOR THE ADVANCEMENT OF CANCER IMMUNOTHERAPIES

San Diego, CA - Dec. 15, 2014 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, announced today that it has entered into a binding agreement with NantWorks founder, physician scientist, and biotechnology entrepreneur Dr. Patrick Soon-Shiong.

Under the terms of the agreement, NantWorks and Sorrento will establish a global strategic collaboration to jointly develop next generation immunotherapies for the treatment of cancer and auto-immune diseases. NantWorks, through a subsidiary, and Sorrento intend to establish the first joint venture – “The Immunotherapy Antibody JV” – as an independent biotechnology company with $20 million initial joint funding. As part of a strategic investment, Dr. Soon-Shiong’s affiliated entity will acquire a 19.9% equity stake in Sorrento by purchasing common stock priced at $5.80 per share, Sorrento’s closing sale price on Friday, December 12, 2014. In addition, Sorrento granted the purchaser a 3-year warrant to purchase 1,724,138 shares of common stock at an exercise price of $5.80 per share.

The Immunotherapy Antibody JV will focus on accelerating the development of multiple immuno-oncology monoclonal antibodies (mAbs) for the treatment of cancer, including but not limited to anti-PD-1, anti-PD-L1, anti-CTLA4 mAbs, and other immune-check point antibodies as well as antibody drug conjugates (ADCs) and bispecific antibodies. The immuno-oncology field has emerged as the one of most exciting and fastest developing pharmaceutical market. Immunomodulatory antibodies help the cancer patient’s own immune system to fight the disease and are being developed for the treatment of a number of solid tumors. They have demonstrated therapeutic potential in difficult-to-treat cancers, such as metastatic melanoma and non-small cell lung cancer (NSCLC). A recent forecast by Citigroup predicts this market to become the biggest blockbuster drug class in history with potential sales of up to $35 billion a year over the next 10 years.

“We are extremely pleased to be working with Dr. Patrick-Soon Shiong and NantWorks. The investment into Sorrento and future formation of the JV with NantWorks further validate our G-MAB antibody technology and underscore Sorrento’s commitment to seeking strategic alliances in bringing its diverse portfolio of fully human monoclonal antibodies, ADCs, and bispecific antibodies into the clinic,” said Dr. Henry Ji, President and CEO of Sorrento. “Our innovative collaboration will unite Sorrento’s capability to develop complex biologics with NantWorks proprietary genomic and personalized medicine technologies. We share NantWorks’ enthusiasm for the potential of our JV to produce a pipeline of immuno-oncology products to address unmet needs of cancer treatment.”

“Combining NantWorks’ cutting edge expertise in genomic and molecular profiling of cancer patients and Sorrento’s industry-leading G-MAB antibody technology, we believe will enable us to develop multiple novel therapies for malignant disorders where there is currently a significant unmet need. Through this partnership, it is our goal to provide relief for millions of people who today have limited treatment options. This will be a model relationship aligned to accelerate development and production of novel cancer immunotherapies. We look forward to working closely with Sorrento’s team,” said Dr. Patrick Soon-Shiong, CEO and Founder of NantWorks.

About NantWorks

NantWorks, LLC, founded by renowned physician scientist and inventor of the first human nanoparticle chemotherapeutic agent Abraxane®, Dr. Patrick Soon-Shiong, is the umbrella organization for the following entities: NantHealth, NantMobile, NantMedia, NantOmics, NantBioScience, NantBioCell, NantPharma, NantCapital and NantCloud. Fact-based and solution-driven, each of NantWorks’ division entities operates at the nexus of innovation and infrastructure.

The core mission of NantWorks is convergence: to develop and deliver a diverse range of technologies that accelerates innovation, broaden the scope of scientific discovery, enhance groundbreaking research, and improve healthcare treatment for those in need. NantWorks is building an integrated fact-based, genomically-informed, personalized approach to the delivery of care and the development of next generation diagnostics and therapeutics.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, and ADCs.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about its Cynviloq registrational trial; and the advances made in developing RTX and human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057